Exhibit 99.1

FOR RELEASE:	IMMEDIATELY	CONTACT:	JAMES E. HURLBUTT
847-446-7500

STEPAN REPORTS RECORD FULL YEAR EARNINGS

     NORTHFIELD, Illinois, February 10, 2009 -- Stepan Company (NYSE: SCL) today reported record earnings for the full year ended December 31, 2008.

SUMMARY
	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2008	2007	Change	2008	2007	Change
Net Sales	$365,333	$342,343	+ 7	$1,600,130	$1,329,901	+ 20
Net Income	1,664	1,608	+ 3	37,172	15,118	+ 146
Earnings per Diluted Share	$0.15	$0.15	—	$3.52	$1.50	+ 135

FULL YEAR RESULTS

Net income for the year rose to a record $37.2 million, or $3.52 per diluted share, from $15.1 million, or $1.50 per diluted share, a year ago. “Our performance in 2008 was the result of our strategy to diversify our customer and product mix within our core markets combined with a disciplined approach to our cost structure,” said F. Quinn Stepan, Jr., President and Chief Executive Officer.

Gross profit grew by $28.1 million (20 percent) on improved surfactant segment profitability.

  Surfactant gross profit improved by $30.1 million, or 33 percent, due to a more favorable customer and product mix and the partial recovery of past margin erosion.
  Polymer gross profit declined by $1.6 million, or four percent, on a two percent decline in volume, higher raw material costs and higher freight and maintenance costs related to a fourth quarter scheduled maintenance shutdown.

  Specialty products gross profit reached $9.1 million, up $0.2 million, or two percent.

Operating expenses rose by $10.2 million, or 10 percent. Over $3.7 million, or 36 percent, of the increase was due to higher provisions for performance based incentive compensation as a result of the record earnings. Higher bad debt charges, pension expense and the effect of foreign currency translation also contributed to higher level of operating expenses.

Included in the current year’s operating income were a $9.9 million pretax gain on the sale of a urethane system product line and an $8.5 million pretax gain on the sale of farmland, which was used to acquire an office building in a tax deferred like kind exchange.

The full effect of the deferred compensation plan on pretax income was $4.9 million of expense versus expense of $1.0 million in the prior year. The accounting for the Company deferred compensation plan results in expense when the price of Stepan Company stock or mutual funds held in the plan rise and income when they decline. The Company also recognizes the change in value of the mutual funds as investment income or loss. The income statement classification is summarized below:

($ in thousands)	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2008	2007	2008	2007
Deferred Compensation
Administrative Expense (Income)	$ (4,174)	$734	$211	$2,253
Other, net – Mutual Fund (Gain) Loss	2,142	(880)	4,661	(1,243)

Total	$ (2,032)	$(146)	$4,872	$1,010

Year-to-date net sales increased 20 percent due to higher selling prices (21 percent increase) and foreign translation impact (one percent) offset by a two percent decline in sales volume.

FOURTH QUARTER RESULTS

Net income for the quarter was $1.7 million, or $0.15 per diluted share, compared to $1.6 million, or $0.15 per diluted share, a year ago.

Gross profit declined by $2.6 million, or eight percent, as volume declined seven percent.

  Surfactant gross profit declined by $1.2 million, or five percent, on a three percent decline in volume. Volume declined as customers reduced inventories in anticipation of lower pricing in 2009 brought about by falling commodity raw material costs. The biodiesel product line reported a $2.5 million negative gross profit for the quarter due to lower selling prices brought on by falling crude oil and diesel prices. High priced soybean oil inventory, the feedstock for biodiesel, was consumed during the quarter resulting in the loss. The remainder of the surfactant segment continued the year long trend of improved customer and product mix and recovery of past margin erosion.
  Polymer gross profit declined by $2.1 million, or 22 percent, as volume declined. Sales of phthalic anhydride (PA) led the volume and gross profit decline due to weakness in the end use markets of automotive, boating, housing and appliances. PA profitability declined due to the lower sales volume and higher maintenance cost. A planned triennial maintenance shutdown led to the higher maintenance costs.
  Administrative expense declined by $4.5 million, or 44 percent. Deferred compensation plan income of $4.2 million was recorded in administrative expense, while related mutual fund losses of $2.1 million were recorded in other income.
SEGMENT RESULTS

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2008	2007	Change	2008	2007	Change

Net Sales
Surfactants	$282,714	$253,289	+ 12	$1,199,438	$975,726	+ 23
Polymers	71,572	81,353	- 12	359,014	321,228	+ 12
Specialty Products	11,047	7,701	+ 43	41,678	32,947	+ 27
Total Net Sales	$365,333	$342,343	+ 7	$1,600,130	$1,329,901	+ 20

Surfactant gross profit increased $30.1 million, or 33 percent, for the full year, but declined by $1.2 million, or five percent, for the quarter. The full year improvement was driven by improved customer and product mix, coupled with recovery of higher raw material costs in selling prices. Full year gross profit on sales of higher value added surfactants in the laundry, personal care, agricultural and oilfield markets more than offset weakness in biodiesel and building product applications.

Sales volume declined one percent for the year and three percent during the fourth quarter. The decline was largely attributable to lower biodiesel sales volume. Excluding biodiesel, sales volume was relatively flat for the year. Improved laundry and cleaning volume in North America was partially offset by lower European volume.

Polymer gross profit declined $1.6 million, or four percent, for the year and $2.1 million, or 22 percent, for the quarter. The decline was due to lower PA sales volume, which fell 22 percent for the year and 46 percent for the fourth quarter, which included the previously discussed maintenance turnaround. Demand for PA in the automotive, boating and housing industries remains extremely weak. PA sales represent less than five percent of total Company sales. Polyol gross profit grew by three percent on volume growth of 10 percent for the full year. The majority of the polyol is sold into the commercial flat roof insulation market for replacement roofs versus new construction. Demand for greater energy efficiency is continuing to drive growth in this market. During the fourth quarter, polyol sales volume declined by eight percent as the global recession worsened and customers delayed purchases in anticipation of lower announced pricing for January of 2009, as raw material feedstock prices declined rapidly.

OPERATING EXPENSES

	Three Months Ended			Twelve Months Ended
		December 31			December 31

($ in thousands)			%			%
	2008	2007	Change	2008	2007	Change

Marketing	$9,748	$9,225	+ 6	$41,218	$36,165	+ 14
Administrative - General	10,058	9,689	+ 5	41,389	37,149	+ 12
Administrative – Deferred
Compensation Obligations	(4,174)	734	NM	211	2,253	NM
Research, development
and technical service	7,870	7,891	—	34,437	31,457	+ 9

Total	$23,502	$27,539	- 15	$117,255	$107,024	+ 10

Excluding deferred compensation expense, the remaining operating expense increases were attributable to higher performance based incentive compensation, bad debt provisions and the effect of foreign currency translation.

OTHER INCOME AND EXPENSE

Interest expense declined 15 percent and two percent for quarter and year-to-date periods, respectively. Lower interest rates offset the effect of higher average debt levels during the year. Higher working capital requirements, due to rising raw material costs during the year, have started to decline during the fourth quarter.

The loss from our equity in the Philippine joint venture was $2.3 million versus $0.4 million in the prior year. The increase was attributable to higher foreign exchange losses and bad debt provisions.

Included in other, net expense on the income statement is a $2.1 million loss for the quarter and $4.7 million loss for the year in mutual fund investments held for our deferred compensation plans. Partially offsetting this expense is foreign exchange gains of $0.5 million for the quarter and $1.1 million for the year attributable to the strengthening U.S. dollar.

PROVISION FOR INCOME TAXES

The effective tax rate declined to 32.1 percent for the year compared to 36.6 percent a year ago. The prior year rate was unusually high due to the recording in 2007 of UK goodwill impairment for which no tax benefit was realized.

OUTLOOK

Our record performance in 2008 was the result of our strategy to diversify our customer and product mix within our core markets combined with a disciplined approach to our cost structure. The depth of the recession in 2009 will affect our sales volume, particularly in the polymer end-markets. Our surfactant business, particularly the volumes associated with consumer laundry and personal care applications, has historically been relatively resistant to a recession. Our business should fair better than most in these difficult times. In 2009, we will continue to stay close to our customers within our core markets while we focus on innovation and cost reduction opportunities.

CONFERENCE CALL

     Stepan Company will host a conference call to discuss the fourth quarter and year end results at 2 p.m. Eastern Time on February 11, 2009. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

     Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

# # # # table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY
Statements of Income
For the Three and Twelve Months Ended December 31, 2008 and 2007
(Unaudited – 000’s Omitted)

	Three Months Ended					Twelve Months Ended
		December 31				December 31

				%				%
	2008	2007	Change		2008	2007	Change

Net Sales	$ 365,333	$ 342,343	+	7	$ 1,600,130	$ 1,329,901	+	20
Cost of Sales	334,440	308,898	+	8	1,430,593	1,188,505	+	20

Gross Profit	30,893	33,445	-	8	169,537	141,396	+	20

Operating Expenses:
Marketing	9,748	9,225	+	6	41,218	36,165	+	14
Administrative	5,884	10,423	-	44	41,600	39,402	+	6
Research, Development
and Technical Services	7,870	7,891	-	-	34,437	31,457	+	9

	23,502	27,539	-	15	117,255	107,024	+	10

Sale of Product Line	—	65		NM	(9,929)	(4,190)		NM
Sale of Land	—	—		—	(8,469)	—		NM
Goodwill Impairment Charge	—	—		—	—	3,467		NM

Operating Income	7,391	5,841	+	27	70,680	35,095	+	101
Other Income (Expense):
Interest, Net	(2,147)	(2,512)	-	15	(9,514)	(9,730)	-	2
Loss from equity in joint venture	(452)	(214)	+	111	(2,697)	(416)		NM
Investment income (loss)	(2,143)	880		NM	(4,661)	1,243		NM
Foreign Exchange gain (loss)	512	(374)		NM	1,070	(2,477)		NM

	(4,230)	(2,220)	+	91	(15,802)	(11,380)	+	39

Income Before Income
Taxes and Minority Interest	3,161	3,621	-	13	54,878	23,715	+	131
Provision for Income Taxes	1,410	2,031	-	31	17,615	8,687	+	103
Minority Interest	87	(18)		NM	91	(90)		NM

Net Income	$ 1,664	$ 1,608	+	3	$37,172	$15,118	+	146

Net Income Per Common Share
Basic	$ 0.15	$ 0.15		—	$3.81	$1.54	+	147

Diluted	$ 0.15	$ 0.15		—	$3.52	$1.50	+	135

Shares used to Compute Net Income
Per Common Share:
Basic	9,699	9,345	+	4	9,566	9,316	+	3

Diluted	10,166	9,192	+	11	10,549	10,113	+	4